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                                                                       EXHIBIT 5


                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                               ONE RODNEY SQUARE
                          WILMINGTON, DELAWARE  19801


                                                   March 1, 1994



Regency Health Services, Inc.
3636 Birch Street, Suite 195
Newport Beach, California   92660

Ladies and Gentlemen:

            We have acted as special counsel to Regency Health Service, Inc., a Delaware corporation ("Regency"), in connection with the proposed merger (the "Merger") of Care Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Regency, with and into Care Enterprises, Inc., a Delaware corporation ("Care"), pursuant to an Agreement and Plan of Merger, dated as of December 20, 1994, by and between Regency and Care, as amended by an Amendment, dated as of January 31, 1994 (the "Plan of Merger"), a copy of which is included as Annex A to the Joint Proxy Statement/Prospectus of Regency and Care (the "Proxy Statement") included or part of the Registration Statement (as defined below). Regency has filed with the Securities and Exchange Commission (the "Commission") on March __, 1994 a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of common stock, par value $.01 per share (the "Regency Common Stock"), of Regency to be issued in the Merger. We have been requested to furnish an opinion to you with respect to the Regency Common Stock to be issued to holders of common stock, par value $.01 per share ("Care Common Stock"), of Care in the Merger.
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                 In connection with this opinion, we have examined and are
familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Restated Certificate of Incorporation and Bylaws of Regency as currently in effect and as will be in effect as of the effective time of the Merger, (iii) copies of certain resolutions adopted by the Board of Directors of Regency and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the original of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of each of Regency and Care and others.

                 Members of our firm are admitted to the Bar in the State of Delaware and express no opinion as to the laws of any other jurisdiction.

                 Based upon the foregoing, we are of the opinion that the Regency Common Stock to be issued to holders of Care Common Stock upon consummation of the Merger, when issued and delivered in accordance with the terms and conditions of the Plan of Merger, will be legally issued, fully paid and nonassessable.

                 We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the reference to our firm under the captions "Legal Matters" and "The Plan of Merger--Certain Conditions" in the Prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are
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in the category of persons whose consent is required under Section 7 of the
Securities Act or the rules and regulations of the Commission.


                                          Very truly yours,



                                          SKADDEN, ARPS, SLATE, MEAGHER
                                            & FLOM